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                                MERGER AGREEMENT

         THIS MERGER AGREEMENT ("Merger Agreement") is made and entered into as of the 10th day of June 1994 by and between TECHNICLONE INTERNATIONAL CORPORATION, a California corporation ("Company"), and CANCER BIOLOGICS INCORPORATED, a California corporation ("CBI").

                                R E C I T A L S :

         A. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate powers and authority to carry on its business as presently conducted and to enter into this Agreement.

         B. CBI is a corporation duly organized, validly existing and in good standing under the laws of California and has full corporate power and authority to carry on its business as presently conducted and to enter into this Agreement.

         C. The respective boards of directors of Company and CBI deem it advisable and in the best interests of Company and CBI and their respective shareholders that CBI be merged with and into Company as authorized by the provisions of this Merger Agreement and the laws of the State of California, and each such board of directors has duly approved this Merger Agreement. The Company, as the corporation surviving such merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         D. The shareholders of CBI have duly approved, in accordance with the applicable laws of the State of California, the principal terms and provisions of (i) the Agreement and Plan of Merger dated January 18, 1994 between CBI and Company providing for certain representations, warranties, covenants and conditions in connection with the merger (the "Agreement") and
(ii) this Merger Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of such merger, the parties hereto agree as follows:

         1.       MERGER

                  CBI shall be merged into the Company, and the separate existence of CBI shall cease upon consummation of the merger at the effective time thereof (as defined in Section 2 hereof).

         2.       EFFECTIVE TIME

                  The merger shall become effective (the "Effective Time") at the time of the filing, in the office of the Secretary of State of the State of California, of an executed copy of this Agreement and all requisite accompanying certificates.

                                EXHIBIT 3.1(b)                                19
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         3.       NAME OF SURVIVING CORPORATION

                  At the Effective Time, the name of the Surviving Corporation shall be Techniclone International Corporation.

         4.       ARTICLES OF INCORPORATION

                  The Articles of Incorporation of Company, as in effect immediately prior to the Effective Time of the merger, shall continue in effect as the Articles of Incorporation of the Company following the merger.

         5.       BYLAWS

                  The Bylaws of the Company, as in effect immediately prior to the Effective Time of the merger, shall continue in effect as the Bylaws of Company after the merger.

         6.       OFFICERS AND DIRECTORS

                  (a) The officers of the Company and CBI immediately prior to the effectiveness of the merger shall, at the Effective Time, continue as officers of Company, with appropriate changes in titles to eliminate duplication.

                  (b) At the Effective Time, the directors of Company, prior to the merger, shall continue in their positions as directors of Company.

                  (c) The directors of the Company shall serve until removed as provided by law or until the election of their respective successors. Any vacancy existing on the board of directors of the Company, after the Effective Time of the merger, shall be filled in the manner provided by the Bylaws of the surviving corporation.

         7.       CONVERSION OF SHARES

                  (a) Each share of CBI Common Stock outstanding immediately prior to the Effective Time of the merger, and all rights with respect thereto, shall, by virtue of the merger and without any action on the part of the holder thereof or any other person, be cancelled and cease to exist as a share of CBI, and shall be converted into the right to receive one share of fully paid and nonassessable Common Stock of the Company, without par value, except for shares of CBI Company Stock held by Company, which shall be cancelled at the Effective Time.

                  (b) Each holder of a certificate representing shares of CBI Common Stock, other than Company, shall, upon presentation of such certificate for surrender to Company be entitled to receive in exchange therefor, a certificate or certificates representing the number of shares of Company Common Stock to which such holder shall be entitled as aforesaid. Until so surrendered, each outstanding certificate which prior to the merger represented shares of CBI Common Stock shall be deemed, for all corporate purposes, to evidence ownership of the number of shares of Company Common Stock into which such shares of CBI Common Stock have been converted pursuant to paragraph 7(a) above, except that the holder thereof shall not be entitled to exercise any rights of a shareholder of Company until such certificate shall be surrendered. No dividends declared with

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respect to such Company shares shall be paid to the holder of any unsurrendered certificate of CBI Common Stock until such holder shall surrender such certificate as aforesaid, at which time the holder shall be paid the amount of dividends, if any, without interest, which theretofore became payable with respect to the shares of Company Common Stock exchangeable for the shares of CBI Common Stock evidenced by such certificate. Shares of Company Common Stock shall be issued to the holders of lost or destroyed shares of CBI upon presentation to Company of such evidence of ownership and agreement of indemnity as Company may reasonably require.

                  (c) The stock transfer books of CBI pertaining to CBI Common Stock outstanding at the Effective Time of the merger shall be closed at the Effective Time of the merger and thereafter no transfer of any such shares of CBI Common Stock shall be recorded thereon. In the event a transfer of ownership of shares of CBI Common Stock is not recorded on the stock transfer books of CBI, a certificate or certificates representing the number of whole shares of Company Common Stock into which such shares of CBI Common Stock shall have been converted in connection with the merger may be issued to the transferee of such shares of CBI Common Stock if on surrender thereof such certificate is accompanied by all documents deemed necessary by Company to evidence and effect such transfer of ownership of shares of CBI Common Stock and by the payment of any applicable stock transfer tax with respect to such transfer.

                  (d) The shares of Company Common Stock outstanding immediately prior to the Effective Time of the merger shall remain outstanding and shall not be affected by the consummation of the merger.

         8.       EMPLOYEE STOCK OPTIONS

                  At the Effective Time, the Company will assume CBI's option plan entitled Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan - 1987 (the "Plan), and all of the obligations thereunder, including each of the outstanding stock options previously granted under the Plan (each such option existing immediately prior to the Effective Time being an "Existing Option" and each such option so assumed by the Company being called an "Assumed Option"), by which such assumption the optionee shall have the right to purchase one share of Company Common Stock for each share of Common Stock of CBI the optionee was entitled to purchase under such Existing Option. Each Assumed Option, subject to such modifications as may be required, shall constitute a continuation of the Existing Option substituting the Company for CBI. The price per share of Company Common Stock at which the Assumed Option (or any installment) may be exercised shall be the same price as applicable to the purchase of the CBI Common Stock pursuant to the Existing Option and all other terms and conditions applicable to the Assumed Options shall, except as herein provided, be unchanged. Each option granted under the Plan from and after the Effective Time shall evidence a right to purchase shares of Common Stock of the Company, rather than of CBI, and the Plan shall be so modified, otherwise that Plan shall remain unchanged.

         9.       TRANSFER OF ASSETS

                  Under the provisions of this Agreement, Company shall continue in existence and shall succeed, without the necessity of any other transfer, to all the rights, privileges, powers and franchises of CBI and the properties of CBI, real, personal and mixed, and shall be subject to all of the debts and liabilities of CBI in the same manner as if it had itself incurred them.

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         10.      TERMINATION

                  This Agreement may be abandoned at any time before or after adoption or approval thereof by the outstanding shares of CBI, but not after the Effective Time of the merger and only by the consent of the respective boards of directors of CBI and Company. This Merger Agreement shall automatically be terminated if prior to the Effective Time of the merger, the Agreement is terminated in accordance with Section 4.2 thereof.

         11.      OTHER PROVISIONS WITH RESPECT TO THE MERGER

                  (a) The Company and CBI, by mutual consent of their respective boards of directors, to the extent permitted by law, may amend, modify, supplement and interpret this Merger Agreement in such manner as may be mutually agreed upon by them in writing at any time and, in the case of an interpretation, the actions of such boards of directors shall be binding; provided, however, that no amendment, modification or supplement shall affect the rights of the shareholders of either CBI or Company in any manner which is materially adverse to such shareholders in the judgment of such respective boards of directors.

                  (b) If at any time after the Effective Time of the merger Company shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm, of record or otherwise, in Company the title to any property or rights of either of CBI acquired or to be acquired as a result of the merger, the proper officers and directors of CBI immediately prior to the Effective Time of the merger shall be, and they hereby are, severally and fully authorized to execute and deliver such deeds, assignments and assurances in law and to take such other actions as may be necessary or proper in the name of CBI to vest, perfect or confirm title to such property or rights in Company, the surviving corporation, and otherwise to carry out the purposes of this Merger Agreement.

                  (c) The captions of this Merger Agreement are for convenience of reference only and shall not restrict or modify the meaning of any terms or provisions hereof.

                  (d) Whenever the context of this Merger Agreement requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

                  (e) Unless otherwise provided in the Agreement or this Merger Agreement, the terms and provisions of this Merger Agreement shall govern in the event of any conflict between the terms and provisions of the Agreement and this Merger Agreement.

                  (f) This Merger Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and such counterparts shall together constitute one and the same instrument.

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         IN WITNESS WHEREOF, CBI and Company, pursuant to approval and authority duly given by resolutions adopted by their respective boards of directors, have each caused this Merger Agreement to be executed by its Chairman of the Board or President.

                                        TECHNICLONE INTERNATIONAL
                                        CORPORATION, a California corporation



                                        By: /s/ Lon H. Stone
                                            -----------------------------------
                                            Lon H. Stone, Chairman of the Board

/s/ R.C Shepard
---------------------------------
R.C. Shepard, Assistant Secretary

                                        CANCER BIOLOGICS INCORPORATED, a
                                        California corporation



                                        By: /s/ Lon H. Stone
                                            -----------------------------------
                                            Lon H. Stone, President

/s/ R.C Shepard
---------------------------------
R.C. Shepard, Assistant Secretary



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